UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Buckeye GP Holdings L.P.

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Buckeye Partners, L.P.	Buckeye GP Holdings L.P.

JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT

October 29, 2010

To the Unitholders of Buckeye Partners, L.P. and Buckeye GP Holdings L.P.:

This is a supplement to the joint proxy statement/prospectus of Buckeye Partners, L.P. (the “Partnership”) and Buckeye GP Holdings L.P. (“Holdings”), dated September 24, 2010, that was mailed to you on or about September 27, 2010. We are providing this supplement to you in connection with a proposed settlement of the litigation identified in the joint proxy statement/prospectus under the heading “The Proposed Merger — Litigation” and to update you on recent developments regarding certain matters described in the joint proxy statement/prospectus under the heading “The Proposed Merger — Regulatory Approvals.” Terms used but not otherwise defined in this supplement have the meanings assigned to them in the joint proxy statement/prospectus.

The Partnership has filed a registration statement and the Partnership and Holdings have filed a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (the “SEC”) in connection with the merger. Before you invest or vote you should read the joint proxy statement/prospectus and other documents that the Partnership and Holdings have filed with the SEC for more complete information about the Partnership, Holdings and the merger. The joint proxy statement/prospectus was sent to you to seek your approval as contemplated by the merger agreement. You may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about the Partnership and Holdings, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by contacting investor relations at (800) 422-2825, or by accessing www.buckeye.com or www.buckeyegp.com.

You should read the joint proxy statement/prospectus and this supplement together. To the extent that the information in this supplement is inconsistent with the information in the joint proxy statement/prospectus, the information in this supplement supersedes the information in the joint proxy statement/prospectus.

This supplement and the joint proxy statement/prospectus, including information included or incorporated by reference in the joint proxy statement/prospectus, contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of the Partnership and Holdings and other statements that are not historical facts. These statements may be identified by their use of predictive, future tense or forward-looking words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions. Please read the information on page 75 of the joint proxy statement/prospectus under the heading “Forward-Looking Statements.”

As disclosed in the joint proxy statement/prospectus, on August 24, 2010, the District Court of Harris County, Texas, entered an order consolidating the three previously filed putative class actions under the caption of Broadbased Equities v. Forrest E. Wylie, et al. and appointing interim co-lead class counsel and interim co-liaison counsel. The plaintiffs subsequently filed a consolidated amended class action and derivative complaint on September 1, 2010. The consolidated amended complaint purports to be a putative class and derivative action alleging that Holdings GP and its directors breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and failing to disclose all material facts in order that Holdings’ unitholders may cast an informed vote on the merger agreement, and that the Partnership, Partnership GP, Holdings GP, MergerCo, BGH GP, ArcLight and Kelso aided and abetted the breaches of fiduciary duty.

The parties to the litigation have reached a proposed settlement. The proposed settlement provides for the dismissal with prejudice of the litigation and a release of the defendants from all present and future claims asserted in the litigation in exchange for, among other things, the agreement of the defendants to amend the merger agreement to reduce the Holdings termination fee, which is described in the joint proxy statement/prospectus under the heading “The Merger Agreement — Termination Fees and Expenses,” from $29 million to $22 million and to provide you with the supplemental disclosure contained in this supplement. In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by the defendants (or their insurers). As part of the proposed settlement, defendants (or their insurers) have agreed to pay up to $900,000 to plaintiffs’ counsel for their fees and expenses, subject to court approval. The proposed settlement is subject to further definitive documentation and to a number of conditions, including, without limitation, completion of certain discovery by the plaintiffs, the drafting and execution of a formal Stipulation of Settlement, the consummation of the merger and court approval of the proposed settlement. There is no assurance that these conditions will be satisfied.

On October 29, 2010, the parties to the merger agreement entered into an amendment to reduce the reciprocal termination fees from $29 million to $22 million. The amendment became effective upon execution, and is not conditioned on court approval of the proposed settlement or any other matters. The amendment will be filed by the Partnership and Holdings on Current Reports on Form 8-K and will be incorporated by reference into the joint proxy statement/prospectus.

The proposed settlement will not affect the stated consideration under the merger agreement.

The Partnership, Holdings and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the consolidated amended complaint, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required or advisable under any applicable rule, statute, regulation or law. However, to avoid the substantial burden, expense, risk, inconvenience and distraction of continuing the litigation, and to fully and finally resolve the claims alleged, the Partnership, Holdings and the other defendants agreed to the proposed settlement described above.

In connection with the proposed settlement of the litigation, the Partnership and Holdings agreed to supplement the following disclosures in the joint proxy statement/prospectus (new text is underlined, and deleted text is stricken through):

1. The disclosure in the fifth full answer on page vii of the joint proxy statement/prospectus under the heading “Questions and Answers About the Merger” is revised as follows:

“A: Once the merger is completed and Holdings unitholders receive their Partnership LP units, when distributions are approved and declared by the Partnership GP and paid by the Partnership, the former Holdings unitholders and the current Partnership unitholders will receive distributions on their Partnership LP units. The Partnership expects to be able to continue its recent pattern of quarterly distribution increases.

Please read “Risk Factors — Risks Related to the Merger and Related Matters” beginning on page 24, “Market Prices and Distribution Information” beginning on page 23 and “Partnership Cash Distribution Policy” beginning on page 150.”

2. The disclosure in the first bullet point on page 8 of the joint proxy statement/prospectus under the heading “Summary — Termination Fees and Expenses” is revised as follows:

“•	Holdings will be obligated to pay a fee to the Partnership equal to ~~$29.0~~ $22.0 million in cash, reduced by certain amounts paid, if:”

3. The disclosure in the fifth bullet point on page 8 of the joint proxy statement/prospectus under the heading “Summary — Termination Fees and Expenses” is revised as follows:

“•	The Partnership will be obligated to pay a fee to Holdings equal to ~~$29.0~~ $22.0 million in cash if the Partnership Audit Committee effects a change in recommendation and Holdings terminates the merger agreement because of such change in recommendation.”

4. The disclosure in the third full paragraph on page 27 of the joint proxy statement/prospectus under the heading “Risk Factors — Risks Related to the Merger and Related Matters” is revised as follows:

“Moreover, the merger agreement provides for the payment of up to ~~$29.0~~$22.0 million in termination fees under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the Holdings unitholders or Partnership unitholders. For a detailed discussion of these termination fees, please read “The Merger Agreement — Termination Fees and Expenses” beginning on page 103.” ”

5. The disclosure in the second paragraph on page 31 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“During late 2009 and early 2010, senior management, along with the Holdings Board and the Partnership Board, continued to discuss ways of reducing the Partnership’s cost of equity capital. During late 2009 and early 2010, as well as before that period, senior management, along with the Partnership Board and the Holdings Board, preliminarily considered the feasibility of various transactions, including an exchange of the incentive distribution rights in whole or in part for Partnership LP units, elimination of the incentive distribution rights or a cap or ‘reset’ of the target distribution levels.”

6. The disclosure in the fourth bullet point on page 33 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“•	potential issues regarding any third party bid that may arise for either the Partnership or Holdings or both. The Partnership Audit Committee members discussed the need to abide by their fiduciary duties in the event of a third party bid for the Partnership, but concluded that at that time the Partnership was not for sale.”

7. The disclosure in the last paragraph beginning on the bottom of page 34 of the joint proxy statement/prospectus under the heading “Special Factors — Background” is revised as follows:

“On March 29, 2010, the Holdings Board, including Mr. Wylie, met in New York, with Latham & Watkins in attendance, to discuss the possible acquisition of Holdings by the Partnership. Representatives of Latham & Watkins provided a brief overview of certain ministerial matters associated with the interaction between the Holdings Board and the members of the Partnership Board. The Holdings Board considered the overlap of three directors on the Holdings Board and the Partnership Board, noting that such directors, other than Mr. Wylie, were affiliated with ArcLight and did not have any material interest in the Partnership other than through that affiliation. Accordingly, the overlapping directors (other than Mr. Wylie) determined to recuse themselves from meetings of the Partnership Board and Mr. Wylie was asked to recuse himself from meetings of the Holdings Board, in each case to the extent discussions and deliberations by those boards related to the potential strategic transaction between Holdings and the Partnership. Representatives of Latham & Watkins then provided an overview of the typical relationship between a public MLP and its public general partner, together with the effect of increases in the cost of equity capital at the MLP level caused by increasing payments to the general partner under incentive distribution rights. The Holdings Board discussed recent precedent transactions in which MLPs have reduced their cost of equity capital either temporarily or permanently. Mr. Wylie then departed the meeting. Representatives of Latham & Watkins then advised the Holdings Board of its fiduciary duties under the circumstances and the normal procedure for dealing with the inquiry from Mr. Hobbs. The Holdings Board then asked Mr. Erhard, Mr. Loverro and Frank S. Sowinski (the “Transaction Committee”) to gather information on behalf of the Holdings Board, interact with the Holdings Board’s legal and financial advisors and facilitate discussions with the Partnership Audit Committee. The Transaction Committee was not authorized to approve the proposed transaction with the Partnership or to take any other extraordinary action, which power remained with the Holdings Board. The Holdings Board then interviewed representatives of Credit Suisse with respect to the potential engagement of Credit Suisse to serve as financial advisor to Holdings in connection with a potential transaction involving the Partnership. After considering Credit Suisse’s knowledge and experience with respect to M&A transactions and the energy industry generally, as well as Credit Suisse’s experience advising MLPs and other companies with respect to transactions similar to the proposed transaction, versus that of other financial advisors that the Holdings Board had previously considered and discussed,the Holdings Board determined to retain Credit Suisse as Holdings’ financial advisor in connection with a potential transaction involving the Partnership.”

8. The disclosure in the first full paragraph following the April 13, 2010 letter from the Partnership Audit Committee to the Transaction Committee on page 37 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On April 14, 2010, the Holdings Board met with their legal and financial advisors to discuss the Partnership’s April 13th proposal. Representatives of Latham & Watkins summarized the terms and conditions of the April 13th proposal, with an emphasis on the proposed exchange ratio, the request for exclusivity, the soliciting of competing proposals and possible restrictions on those rights in a definitive agreement, the treatment of confidential information and the nature of the support for the transaction from ArcLight and Kelso. The Holdings Board then discussed the possible timing, nature and content of a proposed response to the April 13th proposal with its legal and financial advisors, ~~noting~~ concluding that the proposed exchange ratio ~~was insufficient~~ did not offer adequate value to the Holdings unitholders.”

9. The disclosure in the fourth full paragraph on page 38 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On April 26, 2010, members of the Holdings Board and representatives from Credit Suisse and Latham & Watkins attended a presentation by senior management regarding the business and prospects of the Partnership and the strategic rationale for, and financial implications of, the acquisition of Holdings by the Partnership. At this meeting, senior management presented the stand-alone and pro forma projections for the Partnership and the corrected stand-alone projections, which had been revised by senior management to remove a redundancy in the underlying assumptions, which had been identified after review of these projections by the Partnership Audit Committee. Senior management also explained the underlying assumptions in the projections and the rationale for and expected benefits from entering into the merger.”

10. The disclosure in the sixth full paragraph on page 38 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On April 28, 2010, the Holdings Board met to discuss the Holdings response to the April 13th proposal. Among other things, Credit Suisse reviewed preliminary financial analyses and sensitivity analyses with respect to Holdings, the Partnership and the proposed transaction with the Holdings Board. These analyses were substantially similar to financial analyses that were later reviewed and discussed with the Holdings Board at the June 10, 2010 meeting where the Holdings Board approved the merger, as discussed below, except that the financial analyses reviewed and discussed with the Holdings Board at the June 10, 2010 meeting were based on information, including stock prices, available as of June 9, 2010. ~~Credit Suisse reviewed and discussed its updated preliminary financial analyses and sensitivity analyses with respect to Holdings, the Partnership and the proposed transaction.~~ The Holdings Board, with the assistance of its legal and financial advisors, then discussed the pro forma effects of the proposed transaction and an appropriate counter to the April 13th proposal. The Holdings Board evaluated the nature of the consideration, an increase in the exchange ratio, whether Holdings should have an affirmative right to shop itself after signing a definitive agreement, the universe of potential buyers for Holdings and whether Holdings should be able to respond to unsolicited written proposals after signing a definitive agreement. After discussion, the Holdings Board asked the

Transaction Committee to develop a response to the April 13th proposal and give further consideration to the appropriate exchange ratio and the other terms of the transaction.”

11. The disclosure in the first full paragraph on page 40 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On May 18, 2010, the Partnership Audit Committee met telephonically, with representatives of Prickett Jones, V&E and Barclays in attendance. Barclays presented its preliminary financial analysis, taking into account a new exchange ratio and an updated financial forecast from senior management. Barclays presented its analysis under four financial cases: (i) the base case of senior management, (ii) a no-acquisition case, (iii) a downside case, and (iv) an upside case (which included construction of the Marcellus Union Pipeline Project). The Partnership Audit Committee discussed an exchange ratio of 0.705, the midpoint between the initial proposal of 0.65 and the counterproposal of 0.76, and the Partnership’s ability to maintain its distribution growth, together with a break even analysis to achieve accretion for the Partnership unitholders. Based on the closing price for the Partnership LP units for the prior day and based on the prior 30-day and 90-day average closing prices for the Partnership LP units, the premium associated with the proposed exchange ratio was approximately 25%, which was consistent with the premium paid in the Magellan transaction. Based on Barclays’ preliminary pro forma analysis and assuming reasonable levels of incremental annual capital expenditures, the Partnership Audit Committee believed the dilution from the proposed exchange ratio would be for no more than four years and then become accretive to the Partnership’s unitholders. The Partnership Audit Committee emphasized the importance of signaling to Holdings that this represented its final and best offer. The Partnership Audit Committee also discussed with its advisors possible transaction terms, including the likelihood of a third party bid for Holdings, ~~the Partnership or both~~, and potential ~~protections for Holdings~~ provisions if directors are elected by the public unitholders, including a staggered board and a rights plan. The Partnership Audit Committee also considered the need for confidentiality provisions and deal protection provisions for the benefit of the Partnership in light of possible third-party interest in purchasing Holdings. The Partnership Audit Committee also heard a presentation from Prickett Jones respecting the directors’ fiduciary duties under Delaware law and the Partnership’s existing partnership agreement in connection with consideration of the possible acquisition transaction.”

12. The disclosure in the first paragraph following the May 20, 2010 letter from the Partnership Audit Committee to the Transaction Committee on page 41 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On May 24, 2010, the Transaction Committee met and, with the assistance of representatives of Credit Suisse and Latham & Watkins, reviewed and discussed the May 20th proposal. Representatives of Credit Suisse reviewed and discussed their preliminary financial analyses with respect to the Partnership, Holdings and the proposed transaction (including a discussion of any correlation between Holdings common units and Partnership LP units). Among other things, Credit Suisse reviewed preliminary financial analyses with the Holdings Board. These analyses were substantially similar to financial analyses that were later reviewed and discussed with the Holdings Board at the June 10, 2010 meeting where the Holdings Board approved the merger, as discussed below, except that the financial analyses reviewed and discussed with the Holdings Board at the June 10, 2010 meeting were based on information, including stock prices, available as of June 9, 2010. Representatives of Latham & Watkins summarized other components of the revised proposal. The Transaction Committee then discussed the revised proposal and considered whether it should seek an increase in the proposed exchange ratio above 0.705. The Transaction Committee decided to take the matter under advisement and discuss it with the Holdings Board at the next Holdings Board meeting.”

13. The disclosure in the second paragraph following the May 20, 2010 letter from the Partnership Audit Committee to the Transaction Committee on page 41 of the joint proxy statement/prospectus under the heading “Special Factors — Background of the Merger” is revised as follows:

“On May 25, 2010, the Holdings Board met and, with the assistance of Holdings’ legal and financial advisors, discussed potential responses to the May 20th proposal of the Partnership Audit Committee. The Holdings Board discussed, among other things, the pro forma consequences of the proposed transaction, an increase in the exchange ratio, whether Holdings should have an affirmative right to shop itself after signing a definitive agreement, the universe of potential buyers for Holdings and whether Holdings should be able to respond to unsolicited written proposals after signing a definitive agreement. ~~Following those discussions, the~~ The Holdings Board ~~decided to counter with a proposed exchange ratio of 0.715.~~ determined to counter with an exchange ratio of 0.715 after representatives of Credit Suisse discussed the historical unit price performance of the Partnership and Holdings, an implied exchange ratio analysis and various other metrics. The Holdings Board also determined to resist exclusivity because an exclusivity arrangement was not typical in acquisition situations like the merger, determined to accept limitations on the ability of Holdings to affirmatively shop itself after signing a definitive agreement because the Holdings Board would still have customary fiduciary outs to accept a superior proposal if such a proposal were made and determined that the proposed post-closing governance would be beneficial to the former Holdings unitholders because it would grant them the ability to publicly elect directors to the Partnership Board. The Holdings Board directed the Transaction Committee to (1) continue resisting exclusivity prior to signing a definitive agreement, (2) accept limitations on Holdings’ ability to affirmatively shop itself after the signing of a definitive agreement, (3) retain the right to respond to unsolicited written proposals, (4) accept the proposal regarding post-closing governance, and (5) emphasize the importance of promptly executing a definitive agreement.”

14. The following paragraphs are added as new paragraphs on page 48 of the joint proxy statement/prospectus immediately prior to the heading “Special Factors — Recommendation of the Partnership Audit Committee and Its Reasons for the Merger”:

‘‘On October 22, the Partnership Audit Committee met with legal counsel to discuss the terms of the proposed settlement of the litigation described in “The Proposed Merger — Litigation,” including the proposal to reduce the reciprocal termination fees from $29 million to $22 million, and to review and consider Amendment No. 1 to the First Amended and Restated Agreement and Plan of Merger which would amend the First Amended and Restated Agreement and Plan of Merger to reduce each of the Holdings Termination Fee and the Partners Termination Fee from $29 million in cash to $22 million in cash. After further deliberation, the Partnership Audit Committee unanimously resolved to approve and declare advisable Amendment No. 1 to the First Amended and Restated Agreement and Plan of Merger and resolved that such amendment and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders (other than Holdings, the Partnership GP and their respective affiliates).

On October 11, 2010, the Holdings Board met with legal counsel to discuss the terms of the proposed settlement of the litigation described in “The Proposed Merger — Litigation,” including the proposal to reduce the reciprocal termination fees from $29 million to $22 million, and to review and consider Amendment No. 1 to the First Amended and Restated Agreement and Plan of Merger which would amend the First Amended and Restated Agreement and Plan of Merger to reduce each of the Holdings Termination Fee and the Partners Termination Fee from $29 million in cash to $22 million in cash. After further deliberation, the Holdings Board unanimously resolved to approve and declare advisable Amendment No. 1 to the First Amended and Restated Agreement and Plan of Merger and resolved that such amendment and the transactions contemplated thereby were fair and reasonable to, and in the best interests of,

Holdings and the Holdings unitholders. The Holdings Board also delegated final authority to approve the proposed settlement to the Transaction Committee.

On October 14, 2010, the Transaction Committee met with legal counsel to discuss the terms of the proposed settlement of the litigation described in “The Proposed Merger — Litigation.” After deliberation, the Transaction Committee unanimously resolved to approve and declare advisable the proposed settlement and resolved that such proposed settlement and the transactions contemplated thereby were fair and reasonable to, and in the best interests of Holdings and the Holdings unitholders.”

15. The disclosure in the fifth paragraph on page 54 of the joint proxy statement/prospectus under the heading “Special Factors — Financial Projections” is revised as follows:

“In connection with the proposed merger, management of the Partnership GP and Holdings GP prepared projections that included expected future financial and operating performance. The projections were prepared for the Partnership on a stand-alone basis. In addition, a projection of distributable cash flow and distributable cash flow per unit was prepared on a pro forma basis, giving effect to the proposed merger, in order to illustrate the impact of the merger on the distributable cash flow per Partnership LP unit, based on an assumed exchange ratio. The projections were reviewed by the Partnership Audit Committee and the Partnership stand-alone projection of distributable cash flow was corrected to eliminate certain redundancies in the underlying assumptions. The Partnership stand-alone projections, including the correction, were provided to Barclays and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. The ~~Partnership stand-alone~~ same projections ~~were also presented~~ (stand-alone, pro forma, and corrected stand-alone) were provided to the Partnership Audit Committee ~~and~~, the Holdings Board, Barclays and Credit Suisse. Barclays and Credit Suisse used the Partnership stand-alone projections, as corrected, for their financial analysis in connection with the preparation of their opinions to the Partnership Audit Committee and the Holdings Board, respectively, and related financial advisory services. ~~There~~ Through October 29, 2010, there have been no material changes in the Partnership’s operations or performance or in any of the projections or assumptions upon which they are based since the delivery of the opinions of Barclays and Credit Suisse on June 10, 2010 and no such material changes are currently anticipated to occur before the special meetings of Holdings or the Partnership. The following Partnership stand-alone projected information is included in this joint proxy statement/prospectus only because this information was provided to the financial advisors, the Partnership Audit Committee and the Holdings Board in connection with the merger.”

16. The disclosure in the table on page 56 of the joint proxy statement/prospectus under the heading “Special Factors — Financial Projections” is revised as follows:

The Partnership (Stand Alone Basis)

	2011E	2012E	2013E	2014E
	($ in millions)

Total distributable cash flow	$324.5	$360.9	$401.3	$447.5
Adjusted EBITDA	447.9	496.6	552.9	611.1

17. The following paragraph is added as a new paragraph above the disclosure in the second full paragraph on page 57 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee”:

‘‘Holdings unitholders are cautioned not to place reliance on the opinion of Barclays or the discussion of the Barclays analyses. The Barclays and Credit Suisse opinions and analyses are not comparable because they were intended to address fairness, from a financial point of view, to different constituencies and were prepared by Barclays and Credit Suisse independently.”

18. The disclosure in the fourth bullet point from the bottom of page 59 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee — Summary Valuation Methodologies” is revised as follows:

“•	Case I (Base Case): Operating assumptions consistent with the Partnership~~’s plan~~ stand-alone projections, as corrected (the “Long-Term Plan”), assuming $50 million in acquisitions capital in 2010 and $200 million annually thereafter and $70 million in growth capital expenditures in 2010 and $75 million annually thereafter;”

19. The disclosure in the first and second full paragraphs on page 61 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee — Discounted Cash Flow Analysis” is revised as follows:

“Barclays performed a discounted cash flow analysis of projected free cash flows to each of the Partnership and Holdings for the fiscal year beginning April 1, 2010 and ending December 31, 2014. For Holdings, free cash flow represents distributions it receives from the Partnership and its subsidiaries, less general and administrative expenses, and for the Partnership, free cash flow represents the estimated amount of cash to be paid out to limited partners of the Partnership. For Cases I, II and III, Barclays assumed discount rates ranging from 10% to 12%. For Case IV, Barclays assumed discount rates ranging from 11% to 13%. In each case, Barclays calculated terminal values using a terminal multiple on 2014 estimated distributions. The assumed terminal value multiples were based on comparable publicly traded general partner multiples. The range of terminal multiples used for Holdings was 16.0x to 18.0x for Case I, 15.0x to 17.0x for Cases II and III, and 18.0x — 20.0x for Case IV. For the Partnership, the range of terminal value multiples used was 12.0x to 15.0x for Case I, 11.0x to 14.0x for Cases II and III, and 13.0x to 16.0x for Case IV.

Barclays then added to the resulting Holdings equity value ranges $4.6 million in value from the 80,000 Partnership LP units owned by Holdings (which were valued at $57.90 per unit, representing the closing price of the Partnership LP units on the New York Stock Exchange on June 9, 2010, and which were excluded from the DCF analysis), and $3.6 million in cash on hand at Holdings, and divided the resulting equity value ranges by the number of Holdings units outstanding, to calculate the implied equity value range per Holdings common unit. For each Partnership LP unit Barclays divided the resulting equity value ranges by the number of Partnership LP units outstanding to calculate the implied equity value range per Partnership LP unit.”

20. The disclosure in the first full paragraph on page 62 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee — Comparable Company Analysis” is revised as follows:

‘‘Barclays used different multiples in its valuation analysis for the Partnership and Holdings because the Partnership generates its cash from its underlying operations, while Holdings generates its cash solely from distributions received from the Partnership. Barclays calculated and compared various financial multiples and ratios of Holdings and the Selected GP Holdcos. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its general partner value to estimated 2010 and 2011 distributable cash flow and distributions and to current yields. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 9, 2010, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:”

21. The disclosure in the first paragraph following the first table on page 64 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. —

Financial Advisor to the Partnership Audit Committee — Comparable Transaction Analysis” is revised as follows:

‘‘Barclays used different multiples in its valuation analysis for the Partnership and Holdings because the Partnership generates its cash from its underlying operations, while Holdings generates its cash solely from distributions received from the Partnership. Specifically, Barclays calculated multiples of transaction value to distributable cash flow and distributions for the target companies in the comparable transactions. The projected distributable cash flow and cash distributions for Holdings were derived from publicly available information. The following table contains the multiples considered by Barclays:”

22. The disclosure in the third paragraph on page 66 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Barclays Capital Inc. — Financial Advisor to the Partnership Audit Committee — Research Analyst Price Targets” is revised as follows:

“Barclays evaluated the publicly available price targets for Holdings and the Partnership published by seven independent equity research analysts associated with various Wall Street firms in order to calculate the implied equity value per unit range for Holdings and the Partnership. Barclays evaluated the most recently published price targets from each analyst, some of which had been published prior to the most recent financial disclosures by the Partnership and Holdings. The independent equity research analyst target prices evaluated ranged from $28.00 to $38.00 per Holdings common unit and from $56.50 to $65.00 per Partnership LP unit, implying an exchange ratio of 0.4308x to 0.6726x.”

23. The following paragraph is added to the end of the third full paragraph on page 69 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Credit Suisse Securities (USA) LLC — Financial Advisor to the Holdings Board”:

‘‘Holders of Partnership LP Units are cautioned not to place reliance on the opinion of Credit Suisse or the discussion of the Credit Suisse analyses. The Credit Suisse and Barclays opinions and analyses are not comparable because they were intended to address fairness, from a financial point of view, to different constituencies and were prepared by Barclays and Credit Suisse independently.”

24. The disclosure in the third full paragraph on page 72 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Credit Suisse Securities (USA) LLC — Financial Advisor to the Holdings Board — Discounted Cash Flow Analysis” is revised as follows:

“Credit Suisse also calculated the net present value of Holdings’ and the Partnership’s ~~levered free~~ distributable cash flows using Holdings’ and the Partnership’s management forecasts, respectively. In performing this analysis, Credit Suisse applied discount rates ranging from 7.00% to 9.25% for Holdings and 6.50% and 8.25% for the Partnership, based on, among other things, the weighted average cost of capital of Holdings and the Partnership, respectively, and terminal distributable yield ranges of 5.0% to 6.0% for Holdings and 6.5% to 7.0% for the Partnership based on the selected companies analysis to calculate an implied exchange ratio reference range. The discounted cash flow analyses indicated an implied exchange ratio reference range of 0.557 to 0.794 of a Partnership unit per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.705 of a Partnership unit per Holdings unit.”

25. The disclosure in the first paragraph on page 74 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Credit Suisse Securities (USA) LLC — Financial Advisor to the Holdings Board — Other Considerations — Premiums Paid Analysis” is revised as follows:

“Credit Suisse also observed the premiums paid in selected transactions and as compared to the implied premium for Holdings based on the proposed exchange ratio and the average market price of a Partnership unit for the 1-trading day, 5-trading day and 20-trading day periods prior to the announcement of the selected transactions and June 10, 2010 with respect to the proposed merger. The selected transactions were selected because the target companies were the general partners of MLPs deemed to be similar to Holdings in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. Except for transactions with an aggregate value of less than $100 million and transactions involving the sale of assets by financially distressed companies, which were excluded, no specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. The selected transactions were:”

26. The disclosure in the third full paragraph on page 74 of the joint proxy statement/prospectus under the heading “Special Factors — Opinion of Credit Suisse Securities (USA) LLC — Financial Advisor to the Holdings Board — Other Considerations — Other Matters” is revised as follows:

“Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Holdings, the Partnership and certain of their affiliates for which Credit Suisse and its affiliates have received customary compensation. Specifically, in the last two years Credit Suisse acted as a co-managing underwriter of an offering of debt securities by the Partnership for which services Credit Suisse received aggregate fees, discounts and commissions of less than $100,000. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Holdings, the Partnership and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, customary compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Holdings, the Partnership and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.”

27. The following paragraph is added as a new last paragraph on page 88 of the joint proxy statement/prospectus under the heading “The Proposed Merger — Regulatory Approvals”:

‘‘On August 20, 2010, a subsidiary of the Partnership filed an application seeking approval from the PaPUC of the public election provisions. The PaPUC approved the application on September 23, 2010, and the period for appeal of the approval expired on October 23, 2010, with no appeals filed. On August 24, 2010, the Partnership and two of its subsidiaries filed an application with the CPUC seeking approval of the public election provisions or, in the alternative, seeking dismissal of the application based on a finding that CPUC approval is not required. The period during which third parties could protest the application lapsed on September 27, 2010, with no protests having been filed. Due to the absence of protests, the application is expected to proceed on an expedited basis. The Partnership anticipates that the CPUC will make a decision with respect to the application at one of its remaining meetings in 2010.”

28. The disclosure in the second bullet point on page 103 of the joint proxy statement/prospectus under the heading “The Merger Agreement — Termination Fees and Expenses” is revised as follows:

“•	Holdings will be obligated to pay a fee to the Partnership equal to ~~$29.0~~ $22.0 million in cash, reduced by certain amounts paid, if:”

29. The disclosure in the sixth bullet point on page 103 of the joint proxy statement/prospectus under the heading “The Merger Agreement — Termination Fees and Expenses” is revised as follows:

“•	The Partnership will be obligated to pay a fee to Holdings equal to ~~$29.0~~ $22.0 million in cash if the Partnership Audit Committee effects a change in recommendation and Holdings terminates the merger agreement because of such change in recommendation.”

We cannot complete the merger unless, among other things, (a) the Partnership unitholders approve the merger agreement and the transactions contemplated thereby, including the merger, the issuance of Partnership LP units pursuant to the merger agreement and the amended and restated partnership agreement and (b) the Holdings unitholders approve the merger, the merger agreement and the transactions contemplated thereby at the special meetings of the Partnership unitholders and Holdings unitholders.

VOTES ARE NEEDED BY NOVEMBER 16, 2010. YOUR VOTE ON THE MERGER PROPOSAL IS VERY IMPORTANT TO US. IF YOUR UNITS ARE HELD IN AN ACCOUNT WITH A BROKER OR OTHER NOMINEE, THEY CANNOT BE VOTED WITHOUT YOUR INSTRUCTION. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet as described on your proxy card.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus as supplemented hereby or has passed upon the adequacy or accuracy of the disclosure in the joint proxy statement/prospectus as supplemented hereby. Any representation to the contrary is a criminal offense.

This supplement to the joint proxy statement/prospectus is dated October 29, 2010 and is first being mailed to the Partnership unitholders and the Holdings unitholders on or about November 1, 2010.

Forrest E. Wylie Chief Executive Officer MainLine Management LLC	Keith E. St.Clair Senior Vice President and Chief Financial Officer Buckeye GP LLC